Exhibit 2.1

PLAN OF CONVERSION

of

CHEETAH NET SUPPLY CHAIN SERVICE INC.

This PLAN OF CONVERSION (the “Plan”) is hereby adopted as of February 2nd, 2026, in order to convert CHEETAH NET SUPPLY CHAIN SERVICE INC., a North Carolina corporation (the “NC Corporation”), into a Delaware corporation to be known as CHEETAH NET SUPPLY CHAIN SERVICE INC., (the “DE Corporation”).

1.            Statement of Purpose. The Board of Directors of the NC Corporation (“Board”) has determined that it is in the best interests of the NC Corporation and its shareholders to convert the NC Corporation into a Delaware business corporation (the “Conversion”); and to that end, the Board desires to adopt this Plan.

2.            Terms and Conditions. In accordance with the applicable statutes of the State of North Carolina and the State of Delaware, the NC Corporation shall be converted into a Delaware corporation, and the terms and conditions of such Conversion, the mode of carrying it into effect, and the manner of converting the NC Corporation stock into the DE Corporation stock shall be as follows:

a.          Name of the Corporation. The name of the converted entity will be Cheetah Net Supply Chain Service Inc.

b.         The Conversion. Subject to the terms and conditions of this Plan, at the Effective Time (as is defined in Section 2.f(i) of this document), the NC Corporation will become a Delaware corporation in accordance with Title 8, Subchapter IX, Section 265 of the Delaware General Corporation Law, or such other applicable provision which provides for conversion of a foreign corporation into a Delaware corporation then in effect.

c.          Governing Documents. The future operations of the DE Corporation shall be conducted under the Certificate of Incorporation, the Certificate of Conversion, and the Bylaws, copies of which are attached hereto as Exhibit A, Exhibit B, and Exhibit C, respectively.

d.         Manner, Basis, and Effect of Conversion on Equity Ownership.

i.          At the Effective Time, by virtue of the Conversion and without any further action on the part of the NC Corporation, the DE Corporation, the stockholders thereof or any other person, (i) each share of Class A common stock, par value $0.0001 per share, of the NC Corporation issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Class A common stock, par value $0.0001 per share, of the DE Corporation; and (ii) each share of Class B common stock, par value $0.0001 per share, of the NC Corporation issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Class B common stock, par value $0.0001 per share, of the DE Corporation. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior to the Effective Time represented issued and outstanding shares of Class A common stock or Class B common stock of the NC Corporation shall be deemed for all purposes to evidence ownership of and to represent shares of Class A common stock or Class B common stock, as applicable, of the DE Corporation and shall be so registered on the books and records of the DE Corporation and its transfer agent; and (y) all of the issued and outstanding shares of Class A common stock and Class B common stock of the NC Corporation that are in uncertificated book-entry form shall constitute the number and class of shares of the DE Corporation into which such shares of the NC Corporation shall have converted as provided herein in accordance with the customary procedures of the NC Corporation’s transfer agent. Any shares of Class A common stock or Class B common stock of the DE Corporation may be issued as uncertificated shares, whether upon original issuance, re-issuance or subsequent transfer.

ii.          At and after the Effective Time, each warrant, stock option, restricted stock unit, share of restricted stock, and equity or equity-based award issued by the NC Corporation, and each other right to acquire or instrument convertible into or exchangeable for, or that is based on the value of, one or more shares of Class A common stock or Class B common stock or other equity securities of the NC Corporation shall constitute an equivalent warrant, stock option, restricted stock unit, share of restricted stock, or equity or equity-based award of the DE Corporation, or other right to acquire or instrument convertible into or exchangeable for, or that is based on the value of, such number of shares of Class A common stock or Class B common stock or other equity securities, as applicable, of the DE Corporation, with, if applicable, the same exercise, purchase or conversion price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and terms and conditions as in effect immediately prior to the Effective Time.

e.          Effect of Conversion. The Conversion shall have the effects set forth hereunder and under applicable laws in the States of North Carolina and Delaware. As such, the Conversion shall not be deemed to constitute a dissolution of the NC Corporation and shall constitute a continuation of its existence in the form of a corporation of the State of Delaware.

f.          Other Provisions.

i.           Effective Time of Conversion. The Conversion shall become effective upon the filing of, or at the date and time specified in, the Articles of Conversion to be filed with the Secretary of State of the State of North Carolina and the Certificate of Conversion to be filed with the Secretary of State of the State of Delaware (the “Effective Time”).

ii.           Termination. This Plan may be terminated and abandoned at any time prior to the Effective Time of the Conversion by the Board.

iii.           Amendment. This Plan may be amended in accordance with applicable law at any time before the Effective Time by the mutual written consent of the Board.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

By:	/s/ Huan Liu
Name:	Huan Liu
Its:	Chief Executive Officer

[Signature Page to Plan of Conversion]

EXHIBIT A

CERTIFICATE OF INCORPORATION

[See attached]

EXHIBIT B

CERTIFICATE OF CONVERSION

[See attached]

EXHIBIT C

BYLAWS

[See attached]